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                      [PULASKI FINANCIAL CORP. LETTERHEAD]

FOR REVIEW (FINAL, 7:30 PM, 1/23/06)

             PULASKI FINANCIAL REPORTS SOLID FIRST QUARTER EARNINGS
                   FUELED BY 17% GROWTH IN NET INTEREST INCOME

                o EARNINGS OF $0.21 PER DILUTED SHARE, INCLUDING EFFECT OF $0.03
                  PER SHARE LOSS ON DERIVATIVE FINANCIAL INSTRUMENTS
                o RETAINED LOAN PORTFOLIO GROWS 5% OR $33 MILLION IN Q1
                o CHECKING AND MONEY MARKET ACCOUNTS INCREASE 7% ON 23% GROWTH
                  IN COMMERCIAL DEPOSITS
                o RETAIL BANKING FEES INCREASE 21%
                o GROWTH IN NET INTEREST INCOME AND STRONG MORTGAGE PRODUCTION
                  GIVE POSITIVE OUTLOOK FOR THE YEAR

ST. LOUIS, JANUARY 24, 2006--Pulaski Financial Corp. (Nasdaq: PULB) today announced earnings for the quarter ended December 31, 2005 were $1.847 million, or $0.21 per diluted share, compared with earnings of $1.892 million, or $0.22 per diluted share, for the same quarter last year. The decline in earnings was the result of a loss on derivative financial instruments, which had a net after-tax impact of $256,000, or $0.03 diluted earnings per share.

"Despite a couple of challenges in the quarter, we are well positioned for this year," stated Pulaski's Chairman and CEO, William A. Donius. "First-quarter earnings benefited from expanded net interest margin and net interest income when compared to the quarter ended September 30, 2005. We continue to see strong loan demand as the portfolio grew another $33 million this quarter, and we remain focused on growing low-cost checking accounts and money market balances. Negatively impacting the quarter's results was a loss on derivatives, which related to the FAS 133 restatement in November. We believe the documentation concerns that forced the loss of hedge accounting will be corrected and that hedge accounting will be available for the quarter ended March 31, 2006. Moreover, the losses incurred on these instruments in the current and prior periods are expected to be recovered in future periods as the derivatives mature."

COMMERCIAL LOAN DEMAND REMAINS STRONG
"Commercial loan growth remained strong in the quarter," Donius commented. "Our retained loan portfolio continues to expand due to a high quality pipeline of pending loans. The retained loan portfolio increased approximately $33 million, or 5%, to $666.5 million at December 31, 2005. This compares with $633.2 million at September 30, 2005. Our commercial loan portfolio grew nearly $24 million, or 12%, to $200.7 million, while residential loans increased $9 million to $275.4 million and home equity loan balances increased approximately $2 million to $197.8 million at December 31, 2005," Donius added.


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"Net interest income grew 17% to $5.9 million in the quarter compared with the same period in 2005. Our assets and liabilities remain well-matched, with approximately two-thirds of assets and liabilities set to reprice during the next year," Donius commented. "Our net interest margin increased 15 basis points to 3.20% in the first quarter from 3.05% in the quarter ended September 30, 2005. The increase stems primarily from growth of low-cost transaction accounts combined with a decline in the average balance of loans held for sale and the repricing of the portfolio," Donius said.

Deposit balances, excluding those held for sale in conjunction with the sale of our Kansas City branch office, declined $6.4 million to $489.7 million. The decline in deposits was due to the intentional runoff of $21.5 million of brokered deposits. This was partially offset by strong growth in checking accounts and money market balances, which increased 8% during the quarter to $151.6 million.

Commercial transaction accounts increased approximately $8.4 million, or 24%, to $43.6 million during the quarter. "The commercial division is doing a great job developing full banking relationships, including delivering on commercial deposit accounts," Donius said.

Total assets rose $15.8 million to $805.6 million at December 31, 2005. Stockholders' equity rose to $49.6 million from $48.2 million at September 30, 2005 due primarily to earnings for the quarter.

MORTGAGE LOAN VOLUMES EXPAND IN SOFT MARKET
"In what was a soft mortgage market, our mortgage division increased sales 28% to $268 million on expanded market share in St. Louis and Kansas City, Despite the increase in sales, mortgage revenues declined $314,000 to $774,000 on a compressed revenue margin, which fell 34 basis points from the same period in fiscal 2005," Donius commented.

"We are encouraged by the growth we are experiencing in the mortgage division. We experienced some compression in our gross revenue margin, which we believe was an anomaly we sometimes experience in a rising mortgage rate market, but we seem to have already turned the corner. We had a similar quarter in 2004 when our revenue margin dropped for a period. Our January applications have yielded 31 basis points more in price than the December quarter loan sales, which is similar to our historic margin trends. In the last nine months, the mortgage division, with operations in St. Louis and Kansas City, has expanded its commissioned residential lending producers by more than 25%, which has enabled us to make more efficient use of our existing support staff," Donius added.


Non-interest income declined 4.5% to $2.2 million for the three months ended December 31, 2005 compared to $2.3 million for the same period a year ago. The decline was due primarily to the $314,000 decline in mortgage revenue.

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"Retail banking revenue rose sharply on changes in customer overdraft parameters," Donius stated. Retail banking fees grew 20%, or $129,000, to $748,000 for the quarter ended December 31, 2005 compared to the same period a year ago. "Retail banking has always been a cornerstone of our organization. We are continuing our efforts to attract additional retail business and expand our relationships with existing customers. We believe there is an opportunity to continue to grow our retail banking revenue as we expand our bank locations. Retail deposits are also a significant source of funds that we can deploy to fuel continued growth and we have programs in place to attract them," Donius noted.

GOOD ASSET QUALITY
Non-performing assets increased $900,000, to $7.7 million at December 31, 2005 compared to $6.8 million at September 30, 2005. The increase in non-performing assets stems primarily from a rise in non-performing residential mortgages and was partially offset by the pending sale of non-performing residential assets. The Company has entered into an agreement to sell approximately $3.0 million of the non-performing residential assets, which the Company anticipates will result in a small gain in the quarter ended March 31, 2006. These loans have been classified as loans held for sale at December 31, 2005. "Since there is a ready market for this type of product, it makes sense to reduce our risk and move on," Donius stated. The increase in non-performing residential loans was primarily due to the growth in residential lending activity over the last couple of years.

The provision for loan losses for the quarter totaled $407,000 compared with $349,000 in the same period a year ago. The increase in the provision for loan losses was due primarily to growth in non-performing loans during the current period. The allowance for loan losses at December 31, 2005 was $6.9 million, or 110.7% of nonperforming loans. Non-performing loans, excluding the $3.0 million in non-performing loans held for sale, were 0.87% of total loans at December 31, 2005 compared with 0.85% at September 30, 2005.

OTHER EXPENSE IS WELL CONTROLLED
Non-interest expense rose 23% during the quarter, primarily due to the $407,000 loss on the derivative financial instrument as well as additional legal, accounting and consulting costs related to the FAS 133 restatement. In addition, occupancy and equipment-related expenses rose 18%, or $172,000 over the prior year, due to continued investment in the Company's infrastructure and locations.

OUTLOOK
"Due to the strong growth trends, we see no reason to change our double digit earnings growth forecast as we enter the second quarter of fiscal 2006," said Donius. "The health of the region's economy is reflected in the growth we are experiencing in St. Louis and Kansas City, our primary markets. We are making every effort to capitalize on the opportunity this growth offers by adding to our sales staff and, where appropriate, adding new locations. However, we will continue to be prudent in our pursuit of growth and intend to avoid assuming unreasonable risk. We will, for the foreseeable future, remain focused on our goal of becoming a full-fledged community bank with retail

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banking, residential mortgage lending and commercial banking as our core businesses, but we will also continue to bolster our other units.

"Our confidence is further supported by the knowledge that we have staff in place dedicated to achieving our goals. It has been an integral part of our strategy to attract and retain talented people and to provide them with the means to achieve their individual objectives and, in doing so, achieve the goals we have set for Pulaski. The competitive environment we are facing is changing rapidly but we are up to the challenge.

"The recently announced sale of our Kansas City retail banking location has allowed us to focus on growing our operations in the St. Louis market. We are confident that redeploying assets in St. Louis will allow us to get closer to our goal of being the community bank of choice in St. Louis and thereby continue to grow to $1 billion in assets and beyond," Donius said.

CONFERENCE CALL TODAY

Pulaski Financial management will discuss first quarter results and other developments today during a conference call beginning at 10 a.m. Central Standard Time. The call also will be simultaneously webcast and archived for three months at: http://www.viavid.net/detailpage.aspx?sid=00002C4A. Participants in the conference call may dial 877-407-4018 a few minutes before start time. The call also will be available for replay through February 7, 2006 at 877-660-6853, account number 3055 and conference I.D. 186803.

Pulaski Financial Corp., operating in its 83rd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through eight full-service branch offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for useful and comparative data.

STATEMENTS CONTAINED IN THIS NEWS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON THE BELIEFS AND EXPECTATIONS OF MANAGEMENT AS WELL AS THE ASSUMPTIONS MADE USING INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SINCE THESE STATEMENTS REFLECT THE VIEWS OF MANAGEMENT CONCERNING FUTURE EVENTS, THESE STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES INCLUDE AMONG OTHERS, CHANGES IN MARKET INTEREST RATES AND GENERAL AND REGIONAL ECONOMIC CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, CHANGES IN ACCOUNTING PRINCIPLES AND THE QUALITY OR COMPOSITION OF THE LOAN AND INVESTMENT PORTFOLIOS AND OTHER FACTORS THAT MAY BE DESCRIBED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, MARCH 31 AND JUNE 30 AND IN ITS ANNUAL REPORT ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY MADE. THEREFORE, ACTUAL FUTURE RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.


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


                             PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA:                                     AT DEC 31,            AT SEPT 30,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                 2005                  2005
                                                              ------------------    ------------------
Total assets                                                       $ 805,644             $ 789,861
Loans receivable, net                                                666,487               633,195
Allowance for loan losses                                              6,901                 6,806
Loans held for sale, net                                              46,835                64,335
Investment securities                                                 15,324                10,228
FHLB stock                                                             9,726                 8,462
Mortgage-backed & related securities                                   4,454                 4,833
Cash and cash equivalents                                             15,566                25,688
Deposits                                                             489,722               496,171
Deposit liabilities held for sale                                     24,466                25,375
FHLB advances                                                        200,000               171,000
Subordinated debentures                                               19,589                19,589
Stockholders' equity                                                  49,620                48,246
Book value per share                                                    5.87                  5.72

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans                         0.87%                 0.85%
Nonperforming assets as a percent of total assets                       0.95%                 0.85%
Allowance for loan losses as a percent of total loans                   0.96%                 0.97%
Allowance for loan losses as a percent of nonperforming loans         110.72%               113.51%


SELECTED OPERATING DATA:                                           FOR THE THREE MONTHS ENDED
(IN THOUSANDS EXCEPT  SHARE AND PER-SHARE DATA)                            DECEMBER 31,
                                                            ----------------------------------------
                                                                   2005                  2004
                                                            ------------------    ------------------
Interest income                                                  $ 11,790              $  8,206
Interest expense                                                    5,917                 3,183
                                                            ------------------    ------------------

Net interest income                                                 5,873                 5,023
Provision for loan losses                                             407                   349
                                                            ------------------    ------------------

Net interest income after provision for loan losses                 5,466                 4,674

Retail banking fees                                                   748                   619
Mortgage revenues                                                     774                 1,118
Revenue from title company operations                                 199                   159
Revenue from investment division operations                           117                   139
Insurance commissions                                                  52                    67
Other                                                                 351                   244
                                                            ------------------    ------------------
   Total non-interest income                                        2,241                 2,346

Compensation expense                                                2,048                 2,068
Occupancy, equipment and data processing                            1,108                   936


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

Loss (gain) on derivative financial instruments, net                  407                  (35)
Other                                                               1,314                   976
                                                            ------------------    ------------------
   Total non-interest expense                                       4,877                 3,945

Income before income taxes                                          2,830                 3,075
Income taxes                                                          983                 1,183
                                                            ------------------    ------------------
Net income                                                     $    1,847            $    1,892
                                                            ==================    ==================

SHARE DATA
Weighted average shares outstanding-basic                       8,289,026             7,824,465
Weighted average shares outstanding-diluted                     8,885,767             8,735,960
EPS-basic                                                      $     0.22            $     0.24
EPS-diluted                                                    $     0.21            $     0.22
Dividends                                                      $     0.08            $     0.06

PERFORMANCE RATIOS:
Return on average assets                                             0.94%                 1.15%
Return on average equity                                            14.96%                17.87%
Interest rate spread                                                 3.00%                 3.20%
Net interest margin                                                  3.20%                 3.31%

CONTACT:

        FOR ADDITIONAL INFORMATION CONTACT:
        William A. Donius, President & CEO
        Pulaski Financial Corp.
        (314) 878-2210 Ext. 3610

        Brien Gately or Michael Arneth
        The Investor Relations Company
        (847) 296-4200